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This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement (subject to completion, dated September 8, 2010) (To prospectus dated September 8, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169259

$

         % Senior Notes due

Interest payable             and

Issue price:         %

We will pay interest on the notes at an annual rate equal to         % and will pay interest on             and             of each year, beginning on              , 2011. The notes will mature on             ,              .

We may redeem the notes, in whole or in part, at any time at the redemption prices described on page S-13. There is no sinking fund for the notes.

The notes will be unsecured and unsubordinated obligations of City National Corporation and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

Investing in the notes involves risks. See "Risk factors" beginning on page S-7 to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Public offering price(1)		%	$

Underwriting discount and commissions		%	$

Proceeds to City National Corporation (before expenses)(1)		%	$

(1)   Plus accrued and unpaid interest, if any, from September     , 2010.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about September     , 2010.

Sole Bookrunner
J.P. Morgan
Co-Managers
Credit Suisse	UBS Investment Bank

September     , 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where you can find more information" below.

All references in this prospectus supplement to "City National," "we," "us," "our" or similar references mean City National Corporation and its successors, and include our consolidated subsidiaries where the context so requires.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

Where you can find more information

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, which we refer to in this document as the "SEC." Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and on the investor relations page of our website at http://www.cnb.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You may also obtain copies of this information by mail from the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC's rules allow us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information incorporated by reference in this prospectus supplement that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in this prospectus supplement. Our SEC file number is 001-10521.

We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the

S-i

Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of this offering, except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the portions of our Proxy Statement on Schedule 14A, filed on March 11, 2010, incorporated by reference therein);

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010; and

•
our Current Reports on Forms 8-K and 8-K/A filed on February 26, 2010, March 4, 2010, April 6, 2010, April 7, 2010, April 27, 2010, May 6, 2010, May 10, 2010, June 1, 2010 and June 29, 2010.

Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by facsimile to (213) 673-7622, by email to investor_relations@cnb.com, by writing to us at the following address or calling the following telephone number:

City National Corporation
555 South Flower Street, 9th Floor
Los Angeles, California 90071
Attention: Investor Relations
(213) 673-7615

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at City National Plaza, 555 South Flower Street, Los Angeles, California 90071 (telephone number (213) 673-7700).

Special note regarding forward-looking statements

This prospectus supplement includes and incorporates by reference forward-looking statements for which we claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of our management, and on information currently available to management. Forward-looking statements include information concerning our possible or assumed future results of operations, and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

Forward-looking statements are based on our management's current knowledge and belief and include information concerning our possible or assumed future financial condition, and our results of operations, business and earnings outlook. These forward-looking statements are

S-ii

subject to risks and uncertainties. A number of factors, many of which are beyond our ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) local, regional and international business, economic and political conditions, (2) volatility in financial markets, including capital and credit markets, (3) significant changes in banking laws or regulations, including without limitation, the recent enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act") and the new rules and regulations to be promulgated by supervisory and oversight agencies implementing the new legislation, (4) increases and required prepayments in Federal Deposit Insurance Corporation ("FDIC") premiums and special federal assessments on financial institutions due to market developments and regulatory changes, (5) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (6) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (7) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (8) adequacy of our enterprise risk management framework, (9) our ability to increase market share and control expenses, (10) our ability to attract new employees and retain and motivate existing employees, (11) increased competition in our markets, (12) changes in the financial performance and/or condition of the our borrowers, including changes in levels of unemployment, changes in customers' suppliers, and other counterparties' performance and creditworthiness, (13) a substantial and permanent loss of either client accounts and/or assets under management at our investment advisory affiliates or its wealth management division, (14) changes in consumer spending, borrowing and savings habits, (15) soundness of other financial institutions which could adversely affect us, (16) protracted labor disputes in our markets, (17) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (18) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (19) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, and (21) our success at managing the risks involved in the foregoing.

You should not place undue reliance on the forward-looking statements, since they are based on current expectations. Actual results may differ materially from those currently expected or anticipated.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made.

For a more complete discussion of these risks and uncertainties, see "Risk factors" on page S-7 and our Annual Report on Form 10-K for the year ended December 31, 2009 and particularly Part I, Item 1A, titled "Risk Factors," and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 and the other documents incorporated by reference into this prospectus supplement.

S-iii

Summary

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the notes. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the notes as well as the other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk factors" section beginning on page S-7 of this prospectus supplement and the "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009, and to our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 and the other documents incorporated by reference into this prospectus supplement, before you determine whether an investment in the notes is appropriate for you.

City National Corporation

City National, a Delaware corporation organized in 1968, is a bank holding company and a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999. We provide a wide range of banking, investing and trust services to our clients through our wholly owned banking subsidiary, City National Bank (the "Bank"). The Bank, which has conducted business since 1954, is a national banking association headquartered in Los Angeles, California and operating through 80 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay area, Nevada and New York City. As of June 30, 2010, City National and its seven consolidated investment affiliates manage or administer $54.6 billion in client investment assets, including $34.2 billion under direct management.

As of June 30, 2010, we had consolidated total assets of $21.2 billion, total deposits of $18.0 billion and total equity of $1.9 billion. We focus on providing affluent individuals and entrepreneurs, their businesses and their families with complete financial solutions. Our mission is to provide this banking and financial experience through dedication to extraordinary service, proactive advice and total financial solutions.

As a registered financial holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

Our principal executive offices are located at the following address and may be reached at the following telephone number:

City National Plaza
555 South Flower Street
Los Angeles, California 90071
(213) 673-7700

Summary of offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled "Description of the notes."

Issuer	City National Corporation, a Delaware corporation.
Securities offered	$ aggregate principal amount of % Senior Notes due (the "notes").
Issue date	September , 2010.
Maturity	, .
Interest	We will pay interest on the notes at the rate of % per year payable in cash on and of each year, beginning on , 2011.
Ranking
The notes will be City National Corporation's unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness, and will be effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries.

As of June 30, 2010, our consolidated subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $18.7 billion, all of which would structurally rank senior to the notes in case of liquidation or otherwise (excluding intercompany liabilities). As of June 30, 2010, City National Corporation (not including our consolidated subsidiaries) had an aggregate of approximately $225.0 million of outstanding unsecured unsubordinated debt and approximately $248.3 million of outstanding unsecured subordinated debt.
The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.
Optional redemption	We may redeem the notes, in whole or in part, at any time at the redemption prices described under "Description of the notes—Optional redemption by us."
Restrictive covenants
We will issue the notes under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as the same may be amended or supplemented from time to time. The indenture, among other things, restricts our ability to dispose of or issue shares of voting stock of the Bank and to transfer our assets substantially as an entirety or merge or consolidate with or into other entities, without satisfying the conditions described in the section entitled "Description of the notes—Certain covenants."

No guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed above under "Ranking." The notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.
Use of proceeds
We expect to receive net proceeds from this offering of approximately $ after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use a portion of the proceeds to redeem our $250.0 million 9.625% Cumulative Trust Preferred Securities issued by City National Capital Trust I, a subsidiary of City National Corporation, on December 8, 2009, and the remainder will be used for general corporate purposes. See the section entitled "Use of proceeds."
Listing	The notes will not be listed on any securities exchange.
Additional notes	The notes initially will be limited to an aggregate principal amount of $ , subject to our ability to "reopen" the series of notes and issue additional notes of the same series.

Summary selected consolidated financial information

The following table presents selected summary consolidated financial and other data as of and for the periods presented. The selected historical financial data as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 are derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical financial data for prior years is derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus supplement and accompanying prospectus. The selected historical data as of June 30, 2010 and 2009 and for the six-month period ended June 30, 2010 and 2009 are derived from our unaudited consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such unaudited financial statements have been prepared on the same basis as our annual consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

	As of or for the six months ended June 30,
			As of or for the year ended December 31,
(in thousands, except per share amounts)(1)
	2010	2009	2009	2008	2007	2006	2005

Statement of Income Data:
Interest income	$409,869	$345,367	$709,800	$784,688	$894,101	$826,315	$716,166
Interest expense	52,366	44,894	85,024	184,792	285,829	220,405	106,125

Net interest income	357,503	300,473	624,776	599,896	608,272	605,910	610,041
Provision for credit losses on loans and leases, excluding covered loans	87,000	120,000	285,000	127,000	20,000	(610)	—
Provision for losses on covered loans	46,516	—	—	—	—	—	—
Noninterest income	199,400	111,552	290,515	266,984	303,202	242,370	210,368
Noninterest expense	362,512	277,119	580,128	587,763	534,931	476,046	438,178

Income before taxes	60,875	14,906	50,163	152,117	356,543	372,844	382,231
Income taxes	1,559	646	(1,886)	41,783	124,974	133,363	141,821

Net income	$59,316	$14,260	$52,049	$110,334	$231,569	$239,481	$240,410
Less: Net income attributable to noncontrolling interest	2,300	27	710	5,378	8,856	5,958	5,675

Net income attributable to City National Corporation	$57,016	$14,233	$51,339	$104,956	$222,713	$233,523	$234,735
Less: Dividends and accretion on preferred stock	5,702	11,002	25,903	2,445	—	—	—

Net income available to common shareholders	$51,314	$3,231	$25,436	$102,511	$222,713	$233,523	$234,735

Per Common Share Data:
Net income per common share, basic	$0.98	$0.06	$0.50	$2.12	$4.58	$4.78	$4.74
Net income per common share, diluted	0.97	0.06	0.50	2.11	4.50	4.65	4.58
Dividends per common share	0.20	0.35	0.55	1.92	1.84	1.64	1.44
Book value per common share	$36.51	$34.14	$34.74	$33.52	$33.66	$30.86	$29.24
Shares used to compute net income per common share, basic	51,852	49,028	50,272	47,930	48,234	48,477	49,159
Shares used to compute net income per common share, diluted	52,336	49,138	50,421	48,196	49,069	49,893	50,937
Balance Sheet Data—At Period End:
Assets	$21,231,447	$17,660,785	$21,078,757	$16,455,515	$15,889,290	$14,884,309	$14,581,809
Securities	4,890,430	3,468,463	4,461,060	2,440,468	2,756,010	3,101,154	4,010,757
Loans and leases, excluding covered loans	11,483,044	12,421,342	12,146,908	12,444,259	11,630,638	10,386,005	9,265,602
Covered loans	2,034,591	—	1,851,821	—	—	—	—
Interest-earning assets	19,346,498	16,296,254	19,435,932	15,104,199	14,544,176	13,722,062	13,520,922
Deposits	17,972,913	14,498,251	17,379,448	12,652,124	11,822,505	12,172,816	12,138,472
Common shareholders' equity	1,901,771	1,757,438	1,790,275	1,614,904	1,610,139	1,465,495	1,442,738
Total equity	$1,926,960	$2,173,916	$2,012,764	$2,030,434	$1,635,722	$1,491,175	$1,467,181

	As of or for the six months ended June 30,
			As of or for the year ended December 31,
(in thousands, except per share amounts)(1)
	2010	2009	2009	2008	2007	2006	2005

Balance Sheet Data—Average Balances:
Assets	$20,534,687	$16,892,922	$17,711,495	$16,028,821	$15,370,764	$14,715,512	$14,161,241
Securities	4,140,668	2,893,287	3,327,235	2,398,285	2,833,489	3,488,005	4,028,332
Loans and leases, excluding covered loans	11,762,122	12,374,714	12,296,619	12,088,715	11,057,411	9,948,363	8,875,358
Covered loans	1,918,481	—	66,470	—	—	—	—
Interest-earning assets	18,587,650	15,520,763	16,330,065	14,670,167	14,054,123	13,568,255	13,047,244
Deposits	17,234,260	13,435,457	14,351,897	11,899,642	12,236,383	11,869,927	11,778,839
Common shareholders' equity	1,850,162	1,682,360	1,745,101	1,636,597	1,564,080	1,440,509	1,373,502
Total equity	$1,942,057	$2,098,394	$2,160,922	$1,706,092	$1,588,480	$1,465,726	$1,399,166
Asset Quality:
Nonaccrual loans	$260,118	$378,261	$388,707	$211,142	$75,561	$20,883	$14,400
Other real estate owned ("OREO")	54,451	18,064	53,308	11,388	—	—	—
Covered OREO	98,841	—	60,558	—	—	—	—

Total nonaccrual loans and OREO	$413,410	$396,325	$502,573	$222,530	$75,561	$20,883	$14,400

Performance Ratios:
Return on average assets(2)	0.56%	0.17%	0.29%	0.65%	1.45%	1.59%	1.66%
Return on average common shareholders' equity(2)	5.59%	0.39%	1.46%	6.26%	14.24%	16.21%	17.09%
Net interest spread	3.51%	3.47%	3.41%	3.27%	2.91%	3.18%	3.99%
Net interest margin(2)	3.95%	3.99%	3.91%	4.20%	4.45%	4.58%	4.79%
Period-end common shareholders' equity to period-end assets	8.96%	9.95%	8.49%	9.81%	10.13%	9.85%	9.89%
Period-end equity to period-end assets	9.08%	12.31%	9.55%	12.34%	10.29%	10.02%	10.06%
Dividend payout ratio, per common share	20.40%	526.55%	107.80%	90.61%	40.13%	34.31%	30.03%
Expenses to revenue ratio(2)(3)	58.44%	65.83%	61.76%	66.80%	57.87%	55.28%	52.61%
Asset Quality Ratios(4):
Nonaccrual loans to total loans and leases	2.27%	3.05%	3.20%	1.70%	0.65%	0.20%	0.16%
Nonaccrual loans and OREO to total loans and leases and OREO	2.73%	3.19%	3.62%	1.79%	0.65%	0.20%	0.16%
Allowance for loan and lease losses to total loans and leases	2.53%	2.06%	2.38%	1.80%	1.45%	1.50%	1.66%
Allowance for loan and lease losses to nonaccrual loans	111.68%	67.68%	74.22%	106.11%	223.03%	743.88%	1,069.33%
Net (charge-offs)/recoveries to average total loans and leases(2)	(1.42)%	(1.47)%	(1.84)%	(0.57)%	(0.08)%	0.03%	0.10%
Capital Ratios:
Risk-based capital ratios
Tier 1	11.69%	12.35%	12.20%	11.71%	9.31%	11.09%	12.33%
Total	14.68%	14.18%	15.15%	13.40%	11.27%	13.60%	15.53%
Tier 1 leverage ratio	7.96%	10.16%	9.48%	10.44%	7.97%	8.81%	8.82%

(1)   Certain prior period balances have been reclassified to conform to the current period presentation.

(2)   Annualized for the six months ended June 30, 2010 and June 30, 2009.

(3)   The expenses to revenue ratio is defined as noninterest expense excluding OREO expense divided by total revenue (consisting of net interest income on a fully taxable-equivalent basis and noninterest income).

(4)   Excludes covered assets, which consists of acquired loans and OREO that are covered under a loss sharing agreement with the FDIC.

Ratio of earnings to fixed charges

Our consolidated ratios of earnings to fixed charges for each of the five fiscal years indicated below and the six months ended June 30, 2010 are as follows:

	Six months ended	Years ended December 31,
	June 30, 2010	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.43	1.15	2.87	5.16	5.80	9.49
Including interest on deposits	1.86	1.08	1.74	2.19	2.56	4.14

Risk factors

Investing in the notes involves risks, including the risks described below that are specific to the notes and those that could affect us and our business. You should not purchase notes unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any notes, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement, including those set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010.

Risks relating to the notes

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries' creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. Regulations of the Office of the Comptroller of the Currency affect the ability of the Bank to pay dividends and other distributions to us and to make loans to us. If the Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of the Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. At June 30, 2010, the aggregate amount of all debt and other liabilities of our consolidated subsidiaries, including deposits, that would structurally rank senior to the notes was approximately $18.7 billion (excluding intercompany liabilities). Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to all of our and our subsidiaries' secured indebtedness.

The notes will be effectively subordinated to any secured debt we or our subsidiaries may incur, to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, except to the extent described under "Description of the notes—Certain covenants—Limitation on disposition of stock of City National Bank," we are not restricted under the indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities.

In addition, the indenture and the notes do not contain, among other things, provisions which would afford holders of the notes protection in the event of a highly leveraged or other transaction involving our company which could adversely affect the holders of the notes, except to the extent described under "Description of the notes—Certain covenants" included in this prospectus supplement.

The notes are not insured or guaranteed by the FDIC.

The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency. In addition, the notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

You may be unable to sell the notes because there is no public trading market for the notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the representatives of the underwriters have advised us that, following completion of the offering of the notes, one or more of the underwriters currently intend to make a secondary market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop or any such market may not have sufficient liquidity.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates.    We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results.    Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes. In general, if our credit ratings or financial condition change adversely, the market value of the notes may decrease.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Our credit ratings may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $                               after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use a portion of the proceeds to redeem our $250.0 million 9.625% Cumulative Trust Preferred Securities due February 1, 2040 issued by City National Capital Trust I, a subsidiary of City National Corporation, on December 8, 2009 (the "Trust Preferred Securities"), and the remainder will be used for general corporate purposes.

City National Capital Trust I used the proceeds from the sale of the Trust Preferred Securities to purchase junior subordinated debt securities of City National Corporation. The proceeds of the sale of the junior subordinated debt securities were used by City National Corporation for general corporate purposes and, along with other funds, to redeem all of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, and the ten-year warrant to purchase 1,128,668 shares of our common stock, previously issued to the U.S. Treasury Department under the Treasury's Capital Purchase Program.

Certain underwriters or their affiliates may be holders of the Trust Preferred Securities. As a result, some of the underwriters or their affiliates may receive part of the net proceeds of this offering by reason of the redemption of the Trust Preferred Securities.

Capitalization

The following table sets forth our consolidated capitalization as of June 30, 2010, on an actual basis, on a pro forma basis giving effect to the net proceeds of $                               from the notes offered hereby and as further adjusted to give effect to the redemption of the Trust Preferred Securities. The table should be read in conjunction with the financial statements incorporated herein by reference.

	As of June 30, 2010
(Unaudited, dollars in thousands)	Actual	As adjusted for notes issuance		As adjusted for notes issuance and trust preferred redemption

Cash, federal funds sold and other Indebtedness	$925,281	$		$
Federal funds purchased and repurchase agreements	177,700		177,700		177,700
Subordinated debt	337,691		337,691		337,691
Long term debt	473,283
Other borrowings	700		700		700

Total indebtedness	$989,374	$		$
Equity
Common stock	$53,886		$53,886		$53,886
Additional paid-in capital	483,983		483,983		483,983
Retained earnings	1,418,486		1,418,486		1,418,486
Accumulated other comprehensive income (loss), net of tax	58,050		58,050		58,050
Treasury shares	(112,634)		(112,634)		(112,634)
Noncontrolling interest	25,189		25,189		25,189

Total equity	$1,926,960		$1,926,960		$1,926,960

Total capitalization	$2,916,334	$		$

The following table sets forth our capital ratios as of June 30, 2010, on an actual basis, on a pro forma basis giving effect to the net proceeds of $                               from the notes offered hereby and as further adjusted to give effect to the redemption of the Trust Preferred Securities, and as of December 31, 2009 on an actual basis. The table should be read in conjunction with the financial statements incorporated herein by reference.

	As of June 30, 2010
			As adjusted for notes issuance and trust preferred redemption
				As of December 31, 2009
		As adjusted for notes issuance
Capital ratios	Actual			Actual

Tier 1 capital	11.69			12.20
Total risk-based capital	14.68			15.15
Tier 1 leverage	7.96			9.48

Note: Capital ratios are calculated in accordance with the requirements of the Federal Financial Institutions Examination Council and the instructions to the Call Reports and FR-Y-9 Reports.

Description of the notes

We will issue the notes under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as the same may be amended or supplemented from time to time. By its terms the indenture incorporates certain provisions of the Trust Indenture Act of 1939 as in effect on the date of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

The following describes the general terms and provisions of the notes. This description is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture.

In this "Description of the notes," unless otherwise indicated, all references to "City National Corporation," "we," "us," and "our" are only to City National Corporation and not to any of its subsidiaries.

General

The notes initially will be limited to an aggregate principal amount of $                               , subject to our ability to "reopen" the series of notes and issue additional notes of the same series. The notes will be issued only in registered book-entry form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Payment of the full principal amount of the notes will be due on                           ,         .

The notes are unsecured unsubordinated obligations of ours and will rank equally with our other unsecured unsubordinated indebtedness, and will be effectively subordinated to any secured indebtedness of ours to the extent of the value of the collateral securing such indebtedness. The notes are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the FDIC or any other governmental agency. In addition, the notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

We are a holding company and we conduct substantially all of our operations through our principal subsidiary Bank and our other subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other payments to us. See "Supervision and Regulation—Dividends and Other Transfers of Funds" in our Annual Report on Form 10-K for the year ended December 31, 2009.

In addition, our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. Our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of the Bank, its depositors), except to the extent that we are a creditor of such subsidiary with claims that are recognized. As a result, the notes effectively will be subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposit liabilities. As of June 30, 2010, our consolidated subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $18.7 billion (excluding intercompany liabilities), all of which would structurally rank senior to the notes in case of liquidation or otherwise. As of June 30, 2010, City National Corporation (not including our consolidated subsidiaries) had an aggregate of approximately $225.0 million of outstanding unsecured unsubordinated debt and approximately $248.3 million of outstanding unsecured subordinated debt.

We may, from time to time, without notice or consent from the holders of the notes, incur additional unsubordinated indebtedness ranking equally with the notes, as well as secured unsubordinated indebtedness effectively ranking senior to the notes to the extent of the value of the collateral securing such indebtedness and subordinated indebtedness ranking junior to the notes.

Interest

The notes will bear interest at a fixed rate of         % per annum. We will pay interest semi-annually on                            and                            of each year, beginning on                           , 2011. All payments of interest will be made to the persons in whose names the notes are registered on the 15th calendar day prior to the interest payment date, whether or not such day is a business day. Interest on the notes at maturity will be payable to the persons to whom principal is payable. A "business day" means any day, other than a Saturday or a Sunday, on which banking institutions in Los Angeles, California and New York City, New York are open for business.

We will compute the amount of interest payable on the notes for any full semi-annual period on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the date of maturity of the notes is not a business day, then we will pay the amount payable on that date on the next succeeding day that is a business day, without making any additional interest or other payments because of the delay.

Payments of principal, interest and other amounts on the notes issued in book-entry form will be made as described below under "—Book entry; delivery and form."

Optional redemption by us

We will have the option to redeem the notes in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semiannual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus                                basis points, in each case plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint J.P. Morgan Securities LLC or its successor and one or more other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint J.P. Morgan Securities LLC or its successor to act as our quotation agent. If J.P. Morgan Securities LLC or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of our notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of our notes. The reference dealers will provide us with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. ET on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than four reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semiannual equivalent yield to maturity of a security whose price is equal to the comparable treasury price, in each case expressed as a percentage of its principal amount.

We may redeem the notes at any time on a redemption date of our choice. However, we must give the holders of such notes notice of the redemption not less than 30 days or more than 60 days before the redemption date. We will give the notice in the manner described under "—Notices." If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that the trustee deems fair and appropriate.

The notes are not mandatorily redeemable and are not subject to any sinking fund.

Certain covenants

Limitation on disposition of stock of City National Bank

The indenture contains a covenant by us that, so long as any of the notes issued under the indenture are outstanding (but subject to our right to consolidate with or merge into another person or dispose of our assets substantially as an entirety to another person, as permitted under the covenant described below under "—Consolidation, merger or sale of assets"), neither we nor any intermediate subsidiary (as defined below) will sell, assign, transfer grant a security interest in or otherwise dispose of any shares of voting stock of the Bank (or any securities convertible into, or options, warrants or rights to subscribe for or purchase, shares of voting stock of the Bank), except to us or an intermediate subsidiary. In addition, the covenant provides that neither we nor any intermediate subsidiary will permit the Bank to issue any shares of its voting stock (or securities convertible into, or options, warrants or rights to subscribe for or purchase, shares of its voting stock), other than to us or an intermediate subsidiary, nor will we permit any intermediate subsidiary to cease to be an intermediate subsidiary (unless, after giving effect to such transaction, we and all intermediate subsidiaries taken together continue to own at least 80% of the voting stock of the Bank, free and clear of any security interest). These restrictions will not apply if:

•
any such disposition of voting stock of the Bank (or any securities convertible into, or options, warrants or rights to subscribe for or purchase, shares of voting stock of the Bank) is made for fair market value, as determined by our board of directors or the board of directors of the intermediate subsidiary, and

•
after giving effect to the transaction, we and any one or more of our intermediate subsidiaries will own collectively at least 80% of the issued and outstanding voting stock of the Bank (or any successor to the Bank) free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation we and any one or more intermediate subsidiaries own at least 80% of the voting stock of the resulting bank and no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) occurred and is continuing.

An "intermediate subsidiary" is defined in the indenture as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase, shares of such capital stock are owned directly or indirectly by us, free and clear of any security interest.

Consolidation, merger or sale of assets

The indenture provides that we may, without the consent of the holders of any of the notes outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, if, among other requirements of the indenture:

•
any successor (if other than us) expressly assumes our payment obligations under the notes and the performance of our covenants under the indenture; and

•
immediately after giving effect to the transaction, there is no Event of Default (or event which, after notice or lapse of time or both, would become an Event of Default) that is continuing.

If these conditions are met, any consolidation, merger or transfer of assets substantially as an entirety we may effect will not be prohibited.

The indenture and the notes do not contain, among other things, provisions which would afford holders of the notes protection in the event of a highly leveraged or other transaction involving our company which could adversely affect the holders of the notes (unless such transaction were structured to include a merger or consolidation of our company or a disposition of our assets substantially as an entirety, in which case the covenant described in this section would apply).

Upon any consolidation or merger, or any transfer of our assets substantially as an entirety, the successor corporation formed or into which we are merged or to which such transfer is made shall succeed to, and be substituted for, us under the indenture and may exercise our rights and powers thereunder. In such event, we shall be relieved of all obligations and covenants under the indenture.

Although there is a limited body of case law interpreting the phrase "substantially as an entirety" and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person "substantially as an entirety".

Modification of the indenture; waiver of covenants

The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding securities of each affected series issued under the indenture, including the notes (acting as one class), we and the trustee may make modifications to the indenture that are otherwise not permitted under the indenture without the consent of the holders. However, no such modification may be made without the consent of the holder of each affected security which would, among other things:

•
change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any outstanding security;

•
reduce the principal amount of, any premium on, or the rate of interest on any outstanding security;

•
change our obligation to pay additional amounts, if any are payable on any outstanding security;

•
change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on any outstanding security;

•
reduce the minimum rate of interest payable on any outstanding security;

•
impair the right to bring suit for the enforcement of any such payment on or with respect to any such outstanding security;

•
reduce the amount of principal of an original issue discount security that would be due and payable upon an acceleration of the maturity of that security;

•
reduce the percentage in principal amount of outstanding securities of any series required to modify, or waive a default under, the indenture; or

•
change our obligation to maintain an office or agency as required by the indenture.

Events of Default, waivers, etc.

An Event of Default with respect to the notes is defined in the indenture as:

•
default in the payment of principal of or premium, if any, on any notes when due and payable;

•
default in the payment of interest on any notes when due and payable, which continues for 30 days;

•
default in the performance by us of any of our other covenants in the indenture with respect to the notes, which continues for 90 days after written notice; and

•
events of bankruptcy, insolvency or reorganization of our company.

If an Event of Default with respect to the notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may declare the principal amount (or, for any notes issued as original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all notes to be immediately due and payable. The holders of a majority in aggregate principal amount of the notes may waive an Event of Default resulting in acceleration of the notes, but only if all Events of Default with respect to the notes (other than the one resulting in acceleration) have been remedied and all payments due (other than those due as a result of acceleration) have been made.

If an Event of Default with respect to the notes occurs and is continuing, the trustee may, in its discretion, proceed to protect the rights of the holders of all the notes. Prior to acceleration of maturity of the notes, the holders of a majority in aggregate principal amount of the notes may waive any past default under the indenture except a default (1) in the payment of principal of, premium, if any, or interest on the notes or (2) with respect to a covenant or other provision of the indenture that could not be modified without the consent of the holder of each outstanding security of the affected series. The indenture provides that upon the occurrence of an Event of Default with respect to the notes that is a default (1) in the payment of principal of or premium, if any, on any notes when due and payable or (2) in the payment of interest on any notes when due and payable, which continues for 30 days, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such note, the whole amount then due and payable on such notes for principal, premium, if any, and interest, with interest on the overdue principal and premium, if any, and (to the extent lawful) on the overdue interest, at the rate prescribed by the terms of the notes, as well as an amount to cover the reasonable costs and expenses of collection. The indenture further provides that if we fail to pay such amount upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of the amount due.

The indenture provides that no holder of the notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of an event of default and the trustee fails to act for 60 days after:

•
it has received a written request to institute proceedings in respect of an event of default from the holders of not less than a majority in principal amount of the notes, as well as an offer to the trustee of an indemnity reasonably satisfactory to it; and

•
no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes.

The indenture also provides that notwithstanding any other provision of the indenture, the holder of any notes will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such notes when due and that such right will not be impaired without the consent of such holder. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by this indenture at the request or direction of any of the holders of the notes pursuant to this indenture, unless such holders of the notes shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

We are required to file annually with the applicable trustee a written statement as to the existence or nonexistence of defaults under the indenture or the notes.

In addition, the indenture provides that so long as the notes are outstanding, we will file with the trustee within 15 days after filing of the same with the SEC, copies of the annual reports and of the information, documents and other reports (if any) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The indenture further provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the trustee and with the SEC, such information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Discharge of obligations

Under the indenture, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation. We can discharge these obligations by irrevocably depositing with the trustee an amount sufficient to pay and discharge the entire indebtedness on the notes, including the principal of and interest payable on the notes to the date of the deposit, if the notes have become due and payable, or to the maturity date, if the notes have not yet become due and payable.

Book-entry; delivery and form

The global notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons. The global notes will be deposited on the issue date with the Depository Trust Company, or DTC, as depository, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC (including the Euroclear System ("Euroclear") or Clearstream Banking, S.A. ("Clearstream")) or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Except as described below, the global notes may be transferred in whole, and not in part, solely to another nominee of DTC or a successor to DTC or its nominee. All interests in the global notes may be subject to the procedures and requirements of DTC.

Certain book-entry procedures for the global notes

The descriptions of the operations and procedures of DTC described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is (1) a limited purpose trust company organized under the banking laws of the State of New York, (2) a "banking organization" within the meaning of the New

York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended, and (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its direct participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own notes held by or on behalf of DTC only through direct participants or indirect participants.

Pursuant to procedures established by DTC, upon deposit of each of the global notes, DTC will credit the accounts of direct participants with an interest in the global notes. Ownership of the notes will be shown on, and the transfer of ownership of notes will be effected only through, records maintained by DTC, with respect to the interests of direct participants, and the records of direct participants and the indirect participants, with respect to the interests of persons other than direct participants.

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers' securities accounts in the depositaries' names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems.

The laws of some jurisdictions may require that some types of purchasers of notes take physical delivery of the notes in certificated form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its direct participants, who in turn act on behalf of themselves or persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical certificated note in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the interests represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders of those notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant and any other intermediaries through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

We understand that under existing industry practice, in the event that we request any action of holders of notes, or an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes. Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest.

Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

None of DTC, Euroclear or Clearstream is under any obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes

If (1) DTC notifies us that it is no longer willing or able to act as a depository or clearing system for the notes or DTC ceases to be registered or in good standing under the Exchange Act, and a successor depository or clearing system is not appointed within 90 days after we have received notice or become aware of this condition, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in certificated form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Trustee

The Bank of New York Mellon Trust Company, N.A. will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, we maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. These banking relationships include The Bank of New York Mellon Trust Company, N.A. serving as trustee under the indenture involving our existing debt securities and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon Trust Company, N.A. serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

Governing law

The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

Certain United States federal income tax consequences

The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations (the "Regulations") promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the notes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a "U.S. Holder" is a beneficial owner of notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A "Non-U.S. Holder" is a beneficial owner of notes that is neither a U.S. Holder nor a partnership for United States federal income tax purposes.

United States federal income taxation of U.S. Holders

Payments of stated interest

Stated interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder's regular method of accounting for United States federal income tax purposes.

Disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates.

Backup withholding and information reporting

For each calendar year in which the notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to "backup" withhold a tax at the current rate of 28% of each payment on the notes and on the proceeds from a sale of the notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations with respect to payments made before December 31, 2011 and tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder's United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

United States federal income taxation of Non-U.S. Holders

Payments of interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax under the "portfolio interest exemption," provided that:

1.
such payments are not effectively connected with the conduct of a United States trade or business, or, in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

2.
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

3.
the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

4.
the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

5.
either (a) the beneficial owner of the notes certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest exemption," payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the note provides a properly executed:

1.
IRS Form W-8BEN (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

2.
IRS Form W-8ECI (or a suitable substitute form or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the note is effectively connected with a United States trade or business of the beneficial owner (and, if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the notes

No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note (except to the extent such income is attributable to accrued but unpaid interest, which will be treated as interest as described above under "—United States federal income taxation of Non-U.S. Holders—Payments of interest").

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be treated as discussed under "—United States federal income taxation of Non-U.S. Holders—Payments of interest."

Backup withholding and information reporting

United States backup withholding tax will not apply to payments of interest on a note or proceeds from the sale or other disposition of a note payable to a Non-U.S. Holder if the certification described in "—United States federal income taxation of Non-U.S. Holders—Payments of interest" is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes, holding and, to the extent relevant, disposition of notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Code, including an individual retirement account ("IRA") or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws") and any entity whose underlying assets include "plan assets" by reason of any such employee benefit or retirement plan's investment in such entity (each of which we refer to as a "Plan").

* * * * * * * * *

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

* * * * * * * * *

General fiduciary matters.    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the purchase, holding and, to the extent relevant, disposition of notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues.    Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain "disqualified persons," within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The underwriters or the Company may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of notes by an ERISA Plan with respect to which the issuer, the underwriters or a guarantor (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the "service provider exemption," from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

Representation.    Each purchaser and holder of notes will be deemed to have represented and warranted that either (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of a note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The acquisition, holding and, to the extent relevant, disposition of notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, dated September     , 2010 (the "underwriting agreement"), the underwriters named below (the "underwriters"), for whom J.P. Morgan Securities LLC is acting as representative (the "representative"), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$
Credit Suisse Securities (USA) LLC
UBS Securities LLC

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of         % of the principal amount of the notes. The underwriters and the selling group members may allow a discount of         % of the principal amount of the notes on sales to other brokers/dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will pay approximately $                               for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

We have agreed for a period from the date of this prospectus supplement through and including the date that is ten days after the date of this prospectus supplement, without the prior written consent of the representatives, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities that are substantially similar to the notes, that are issued or guaranteed by us and that have a tenor of more than one year.

The notes are new issues of securities with no established trading market. One or more underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)
to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)
in any other circumstances which do not require the publication by First Niagara of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to First Niagara; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong)

other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Validity of notes

The validity of the notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz and certain legal matters in connection with the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP.

 Experts

The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph that refers to a change in the accounting for non-controlling interests and participating securities in 2009, and a change in accounting for fair value in 2008.

PROSPECTUS

City National Corporation

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Senior Debt Securities
Subordinated Debt Securities
Purchase Contracts
Units
Warrants

        The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

        These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and may involve investment risks.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled "Risk Factors" beginning on page 3 of this prospectus, in any prospectus supplement relating to an offering of those securities, and in the documents we file with the Securities and Exchange Commission before investing in our securities.

This prospectus is dated September 8, 2010

Prospectus

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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About This Prospectus

        It is important for you to read and consider all of the information contained in this prospectus before making your investment decision. You also should read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 4 of this prospectus.

        We include cross-references in this prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus provides the pages on which these captions are located.

        Unless the context requires otherwise, references to "City National," "we," "our" or "us" in this prospectus refer to City National Corporation, a Delaware corporation.

Forward-looking Statements

        This prospectus includes and incorporates by reference forward-looking statements for which we claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of our management, and on information currently available to management. Forward-looking statements include information concerning our possible or assumed future results of operations, and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

        Forward-looking statements are based on our management's current knowledge and belief and include information concerning our possible or assumed future financial condition, and our results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond our ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) local, regional and international business, economic and political conditions, (2) volatility in financial markets, including capital and credit markets, (3) significant changes in banking laws or regulations, including without limitation, the recent enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the new rules and regulations to be promulgated by supervisory and oversight agencies implementing the new legislation, (4) increases and required prepayments in Federal Deposit Insurance Corporation ("FDIC") premiums and special federal assessments on financial institutions due to market developments and regulatory changes, (5) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (6) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (7) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (8) adequacy of our enterprise risk management framework, (9) our ability to increase market share and control expenses, (10) our ability to attract new employees and retain and motivate existing employees, (11) increased competition in our markets, (12) changes in the financial performance and/or condition of the our borrowers, including changes in levels of unemployment, changes in customers' suppliers, and other counterparties' performance and creditworthiness, (13) a substantial and permanent loss of either client accounts and/or assets under management at our investment advisory affiliates or its wealth management division, (14) changes in consumer spending, borrowing and savings habits, (15) soundness of other financial institutions which could adversely affect us, (16) protracted labor disputes in our markets, (17) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (18) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (19) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (20) changes in accounting policies or procedures as may be required by the Financial Accounting

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Standards Board or regulatory agencies, and (21) our success at managing the risks involved in the foregoing.

        You should not place undue reliance on the forward-looking statements, since they are based on current expectations. Actual results may differ materially from those currently expected or anticipated.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made.

        For a more complete discussion of these risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2009 and particularly Part I, Item 1A, titled "Risk Factors," and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 and the other documents incorporated by reference into this prospectus.

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Summary

        This summary highlights selected information about City National Corporation and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference, carefully to understand fully the terms of the securities we will offer as well as the other considerations that are important to you in making a decision about whether to invest in such securities. You should pay special attention to any "Risk Factors" section in the applicable prospectus supplement and the "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009, and to our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 and the other documents incorporated by reference into this prospectus, before you determine whether an investment in such securities is appropriate for you.

City National Corporation

        City National, a Delaware corporation organized in 1968, is a bank holding company and a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999. We provide a wide range of banking, investing and trust services to our clients through our wholly owned banking subsidiary, City National Bank (the "Bank"). The Bank, which has conducted business since 1954, is a national banking association headquartered in Los Angeles, California and operating through 80 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay area, Nevada and New York City. As of June 30, 2010, City National and its seven consolidated investment affiliates manage or administer $54.6 billion in client investment assets, including $34.2 billion under direct management.

        As of June 30, 2010, we had consolidated total assets of $21.2 billion, total deposits of $18.0 billion and total equity of $1.9 billion. We focus on providing affluent individuals and entrepreneurs, their businesses and their families with complete financial solutions. Our mission is to provide this banking and financial experience through dedication to extraordinary service, proactive advice and total financial solutions.

        As a registered financial holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

        Our principal executive offices are located at the following address and may be reached at the following telephone number:

City National Plaza
555 South Flower Street
Los Angeles, California 90071
(213) 673-7700

        For more information on City National and its subsidiaries, see the documents incorporated by reference into this prospectus.

The Securities We May Offer

        We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

        We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

        We may sell our common stock, par value $1.00 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

        We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities—Senior Debt Securities and Subordinated Debt Securities

        Our debt securities, including senior debt securities and subordinated debt securities, may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Purchase Contracts

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock.

Units

        We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Warrants

        We may sell warrants to purchase our debt securities, shares of preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other

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specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Risk Factors

        We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. For a detailed description of the potential risks, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010 and the other documents incorporated by reference in this prospectus. You should also review the risk factors that will be set forth in other documents that we file with the SEC after the date of this prospectus. See "Where You Can Find More Information." Additional risk factors may also be set forth in any applicable prospectus supplement.

Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

        We will set forth in the applicable prospectus supplement our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends.

Use of Proceeds

        We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise specified in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of securities covered by this prospectus that are sold by any selling security holders.

Certain Tax Considerations

        We will set forth in the applicable prospectus supplement tax considerations for the securities offered thereby.

Plan of Distribution

        We may sell securities to or through underwriters to be designated at various times, and also may sell securities directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The prospectus supplement for the securities we sell will describe that offering, including:

  •
  the name or names of any underwriters, managing underwriters, dealers or agents;

  •
  the purchase price and the proceeds to us from that sale;

  •
  any underwriting discounts, commissions or agents' fees and other items constituting underwriter's or agent's compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

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 Validity of Securities

        The validity of the securities will be passed upon for us by counsel identified in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

Experts

        The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph that refers to a change in the accounting for non-controlling interests and participating securities in 2009, and a change in accounting for fair value in 2008.

Where You Can Find More Information

        This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549.

        In addition, we file annual, quarterly, current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Any information incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus will automatically update and supersede information contained in this prospectus. Our SEC file number is 001-10521.

        We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to

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the termination of this offering, except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the portions of our Proxy Statement on Schedule 14A, filed on March 11, 2010, incorporated by reference therein);

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010;

  •
  our Current Reports on Forms 8-K and 8-K/A filed on February 26, 2010, March 4, 2010, April 6, 2010, April 7, 2010, April 27, 2010, May 6, 2010, May 10, 2010, June 1, 2010 and June 29, 2010; and

  •
  the description of our common stock, which is registered under Section 12 of the Exchange Act, in our Form 8-A filed with the SEC on April 20, 1990, including any subsequently filed amendments and reports updating such description.

        Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by facsimile to (213) 673-7622, by email to investor_relations@cnb.com, by writing to us at the following address or calling the following telephone number:

City National Corporation
555 South Flower Street, 9th Floor
Los Angeles, California 90071
Attention: Investor Relations
(213) 673-7615

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

        Our principal executive office is located at City National Plaza, 555 South Flower Street, Los Angeles, California 90071 (telephone number (213) 673-7700).

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